EXHIBIT 10.180

August 27, 2002

USURF America, Inc.

3333 S. Bannock Street

Suite 790

Englewood, CO 80110

Attention: Doug McKinnon, President

Re: Letter for Services of Precise Directions, LLC

Dear Doug:

I am writing to memorialize our agreement about the services that Precise Directions, LLC ("Precise Directions") will provide to your company.

Based upon our discussions, Precise Directions will provide services relating to the following four different subject matters:

A. Revenue and business development for the direct sales of your company's products ("Direct Sales Development");

B. Revenue and business development for sales of your company's products through Strategic / channel partners ("Strategic / Channel Partner Development");

C. Executive development ("Executive Development"); and

D. The finding of debt and/or investment capital ("Finder's Services").

With respect to these subject matters, we agree as follows:

1. Term. The term of our business relationship will be three years and may be terminated by any party upon 30 days prior written notice.

2. Direct Sales Development. The objective of these services is to produce sales for your company through customer opportunities introduced and/or developed by Precise Directions. The obligations and compensation structure related to these services are set forth in Exhibit A.

3. Strategic / Channel Sales Development. The objective of these services is to produce sales for your company through Strategic and/or channel partner relationships introduced and/or developed by Precise Directions. The obligations and compensation structure related to these services are set forth in Exhibit A.

4. Executive Development. The objective of these services is to provide your company's executive management team with strategic business advice that is designed to develop more fully the sales and marketing areas of your company, as well as to create a shared vision for the company's growth. The obligations and compensation structure related to these services are set forth in Exhibit A.

5. Finder's Services. The objective of these services is to act solely as a finder for the purposes of introducing third parties to your company who may be interested in providing investment capital through debt or equity or who may be interested in a merger or acquisition of your company. The obligations and compensation structure related to these services are set forth in Exhibits B and D.

6. Reasonable Out-of-Pocket Expense. In addition to any of the compensation that is set forth in the exhibits to this letter, Precise Directions will be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred while providing services.

7. Payment of Invoices. Except as otherwise set forth in this letter or in the exhibits, your company will pay invoices submitted by Precise Directions within ten days of receipt.

8. Confidentiality Agreement. Each party agrees to keep confidential the confidential information that it receives from the other party, and to enter into a mutually acceptable formal confidentiality agreement.

9. Intellectual Property. Each party will retain all rights in and to the intellectual property that it had prior to entering into this relationship, and, except as otherwise set forth in this letter, will have rights to any intellectual property that it develops during the term of this relationship. In the event that Precise Directions specifically develops intellectual property for your company in connection with the services under this letter, your company will have all rights to use the same, and Precise Directions will be entitled to use any of the underlying intellectual property and/or tools or components that are used to develop the intellectual property for your company, so long as such use does not violate any of Precise Direction's confidentiality obligations under this letter. Exhibit C sets forth a list of pre-existing intellectual property of Precise Directions.

10. Representations of Precise Directions. Precise Directions represents and warrants that it will perform all services under this letter in a workman-like manner.

11. Indemnification. Each party will indemnify the other party for any losses that it incurs as a result of the wrongful acts and/or omissions of the other party.

12. General Terms.

A. Compliance with Obligations. Each of the parties will comply with its obligations on a timely basis. An event of default will be deemed to have occurred if the non-breaching party provides the other party with written notice and the demand to cure, and the breach is not cured within 30 days after demand is made.

B. Compliance with Law. Each of the parties will perform its obligations under this letter in compliance with all applicable laws, ordinances and regulations.

C. Relationship of Parties. The parties will be and act as independent contractors, and neither party is authorized to act as an agent, employee or partner of, or joint venturer with, the other party for any purpose.

D. Dispute Resolution/Arbitration. The parties will undertake to use good faith efforts to settle all disputes arising under this Agreement. Failing settlement, all disputes will be referred to binding arbitration in the county of Denver, Colorado in front of a retired judge, using the rules of the American Arbitration Association.

E. Attorneys' Fees. The prevailing party in any dispute arising from this letter will be entitled to recover from the non-prevailing party all reasonable attorneys' fees.

F. Governing Law. This relationship contemplated in this letter will be governed by the laws of the state of Colorado.

G. Further Documents and Cooperation. Each party will execute such other documents, and cooperate with the other party in order to give full effect to the intentions set forth herein.

H. Modification. This letter can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

I. Severability. If any provision of this letter is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

J. Entire Agreement. The parties acknowledge that this letter, together with the exhibits, sets forth the complete, exclusive and integrated understanding of the parties and supersedes all proposals or prior agreements, oral or written, and all other prior communications between the parties relating to the subject matter of this letter.

Please execute two copies of this letter in the space provided below and return one fully executed copy to me at your earliest convenience.

We look forward to a mutually beneficial relationship between our companies.

Very Truly Yours,

Precise Directions, LLC

By: /s/ Joseph N. Williams

Name: Joseph N. Williams, Principal

Agreed:

Usurf America, Inc.

By: /s/ Douglas O. McKinnon

Name: Doug McKinnon

Title: President

EXHIBIT A

Obligations and Compensation Structure for Direct Sales Development,

Strategic / Channel Development and Executive Development

In consideration of the issuance by your company of the number of shares of common stock described below (the “Stock Grant”), Precise Directions will devote six dedicated days per month (to be applied in half-day increments) to providing services.

Your company shall issue to Precise Directions 375,000 shares of your company's common stock, as follows: 125,000 of the shares will vest on the effective date hereof, 125,000 of the shares will vest thirty days subsequent to effective date and the remaining 125,000 shares will vest sixty days subsequent to effective date.

Approximately four out of the six dedicated days will be devoted to activities that directly relate to Finder's Services; and two days will be devoted to activities related to producing revenue either through Direct Sales Development or Strategic / Channel Development.

If your company desires additional services, the parties will modify this letter and/or create additional exhibits to cover the additional services.

It is the intent of Precise Directions to introduce other third parties that may be able to provide other business development or consulting services to your company that are not covered by this letter.

In addition to the Stock Grant, Precise Directions will be entitled to commission payments from sales resulting from customers and/or through channel partners which have been introduced and/or developed by Precise Directions, for a period of one year, as set forth in the matrix directly below ("Commissions"):

Cumulative Direct Sales to Customers	12% of the Gross Sales Proceeds
Cumulative Sales to Customers through Strategic / Channel Partners	5% of the Gross Sales Proceeds

Commissions will be deemed to have been earned and vested at the time of the sale by your company of any products and/or services to any customers and/or through any channel partners that have been introduced or developed by Precise Directions (regardless of whether or not the sale closes before or after the termination of the relationship).

With respect to all sales to which Precise Directions is entitled to Commissions, your company will provide Precise Directions with copies of all contracts, invoices and payments related to the sales and pay Precise Directions its Commissions within 10 days after any part of the Gross Sales Proceeds are collected.

EXHIBIT B

Obligations and Compensation Structure for Finder's Services

Precise Directions will be entitled to a fee for the Finder's Services ("Finder's Fee") in the following amounts for all debt or equity investment that results from the introduction by Precise Directions of third parties to your company within a period of three years from the date of this agreement.

Cumulative Money Raised from Debt or Equity up to and including $1,000,000	10%
Cumulative Money Raised from Debt or Equity greater than $1,000,000 and up to and including $2,000,000	8%
Cumulative Money Raised from Debt or Equity greater than $2,000,000 and up to and including $3,000,000	6%
Cumulative Money Raised from Debt or Equity greater than $3,000,000 and up to and including $4,000,000	4%
Cumulative Money Raised from Debt or Equity greater than $4,000,000	2%

Precise Directions will be entitled to a fee for the Finder's Services ("Finder's Fee") in the following amount in the event of a sale, either of (i) a majority ownership of your company's stock or (ii) all or substantially all of your company's assets as a result of the introduction by Precise Directions of third parties to your company within a period of three years from the date of this agreement.

Total Value of the Transaction	4%

Finder's Fee(s) will be deemed to have been earned and vested at the time of the closing of a transaction between parties that has been introduced by Precise Directions (regardless of whether or not the sale closes before or after the termination of the relationship).

It is expressly agreed by Precise Directions that USURF shall not be obligated to enter into any transaction proposed by any party introduced by Precise Directions, at the sole discretion of USURF, and USURF shall be entitled to reject any such proposed transaction for any reason or for no reason.

With respect to all transactions to which Precise Directions is entitled to a Finder's Fee, your company will provide Precise Directions with copies of all contracts related to the transactions and pay Precise Directions its Finder's Fee within 10 days after funds are collected by your company.

It is understood by the parties that Precise Directions is not a licensed broker as defined either under the Securities Exchange Act of 1934 or under the applicable laws of any state. The parties agree that, Precise Directions will act solely in the capacity as a finder, making introductions and/or bringing together interested parties. In this regard, Precise Directions will have no involvement in negotiating the price or any other term of any investment made by the introduced party. As a result, all negotiations regarding any transactions will be the sole responsibility of the company and the introduced party.

EXHIBIT C

Intellectual Property Of Precise Directions

      Precise Directions:        Directions MethodologyTM

      Precise Directions:        Sales Tools and Techniques including Account Planning Tool, Opportunity Profile Template and ACID Test, PSTB Facilitated Session

      Precise Directions:        Solution Sales Training Workshop including Profiling, Prospecting, Presentation, Negotiation, and Closing Skills

      Precise Directions:        Channel Partner Kit, Channel Partner Solution Sales Training Workshop

Intellectual Property of USURF America, Inc.

      USURF America:         The design, manufacture and operation of a fixed-wireless Internet access system known as Quick-CellTM, including any and all know-how relating thereto.

      USURF America:         The following trade names: “USURF”, “USURF America”, “Quick-Cell”, “Quick-Cell Broadband Internet” and “USURF Wireless Internet”